Exhibit 99.1

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK ANNOUNCES EXECUTIVE CHANGE

Announces Preliminary First Quarter 2010 Results

Westlake Village, CA – April 9, 2010 – ValueClick, Inc. (Nasdaq: VCLK) today announced that Tom A. Vadnais is retiring and resigning from his roles as chief executive officer and director, effective today. The Company’s board of directors has elected James R. Zarley as ValueClick’s president and chief executive officer.

As part of this announcement, Mr. Zarley is stepping down from his current role as ValueClick’s executive chairman. The Company’s board of directors has appointed director Martin T. Hart as chairman of the board.

Mr. Vadnais has been a director of the Company since 2001 and chief executive officer since May 2007. During his tenure as chief executive officer, Mr. Vadnais led a number of initiatives to streamline the Company’s operations and expand Adjusted-EBITDA1 margin. Mr. Vadnais will be available as a consultant to Mr. Zarley for the remainder of 2010.

Mr. Zarley was an angel investor in ValueClick and served as the Company’s chairman and chief executive officer from 1999 to May 2007. Mr. Zarley assumed the full-time role of executive chairman in May 2007 to focus primarily on the Company’s European operations and corporate development program.

Mr. Hart has been a director of ValueClick since March 1999. Mr. Hart has owned and developed a number of companies into successful businesses, and has served on the board of directors for many public and private corporations. Mr. Hart currently serves on the board of the following public companies: MassMutual Corporate Investors; MassMutual Participation Investors; and Texas Roadhouse, Inc.

“The board and I would like to thank Tom for his contributions to ValueClick since 2001 and his leadership over the last three years,” said James R. Zarley, in-coming chief executive officer of ValueClick. “Tom has been a valued partner over the last nine years and all of us at ValueClick wish him and his family the best in his retirement. I am excited to return to the role of ValueClick’s CEO and look forward to working hard with the team to drive the business.”

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1Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income from continuing operations before interest, income taxes, depreciation, amortization, stock-based compensation, and goodwill impairment charges.

“I have thoroughly enjoyed my time at ValueClick and I am proud of the Company’s accomplishments over my nearly three years as CEO,” said Tom Vadnais, out-going chief executive officer of ValueClick. “I believe Jim and the team can drive ValueClick’s long-term growth and margin, and I am confident they will continue to execute at a high level.”

Today, ValueClick also announced preliminary results for the quarter ended March 31, 2010. The Company expects revenue will be at the mid-point of the previously-issued guidance range of $93 to $97 million; and adjusted-EBITDA will be at, or slightly above, the high-end of the previously-issued guidance range of $24 to $26 million.

Conference Call Scheduled for Monday, April 12 at 8:00 a.m. ET

Jim Zarley, chief executive officer, and John Pitstick, chief financial officer, will hold a conference call to discuss today’s executive change announcement on Monday, April 12 at 8:00 a.m. ET. The call can be accessed at (877) 718-5104 or (719) 325-4752. The pass code for the call is 9841868.

A Webcast of the live conference call will be available on the Investor Relations section of www.valueclick.com. A replay of the call will be available through April 19 and can be accessed at (888) 203-1112 and (719) 457-0820 (pass code: 9841868). An archive of the Webcast will also be available through April 19.

ValueClick has yet to finalize its first quarter 2010 financial results. All figures in this release remain subject to the completion of normal quarter-end accounting procedures. The Company will release full first quarter 2010 results and second quarter 2010 guidance after the market close on Thursday, April 29. Details regarding ValueClick’s first quarter 2010 conference call will be published in a separate press release.

About ValueClick

ValueClick, Inc. (Nasdaq: VCLK) is one of the world’s largest integrated online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and transparent revenue streams for publishers. ValueClick’s performance-based solutions allow its customers to reach their potential through multiple online marketing channels, including affiliate and search marketing, display advertising, ad serving and related technologies, and comparison shopping. ValueClick’s brands include Commission Junction, ValueClick Media, Mediaplex, Smarter.com, CouponMountain.com, and PriceRunner. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, and the risk that legislation and governmental regulation could negatively impact the Company’s performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on February 26, 2010; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K.

ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.